Exhibit 10.1

Synta Pharmaceuticals Corp.

45 Hartwell Avenue

Lexington, MA 02421

March 19, 2014

VIA HAND DELIVERY

Safi R. Bahcall, Ph.D.

1008 Massachusetts Ave., Apt. 103

Cambridge, MA 02138

Re:                             Separation Agreement

Dear Safi:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from Synta Pharmaceuticals Corp. (“Synta” or the “Company”). Payment of the Separation Benefit described below is contingent on your agreement to and compliance with the terms of this Agreement.  This Agreement shall become effective on the date that is the eighth (8th) day following your execution of it, as explained more fully in Section 8 below (the “Effective Date”).

1.                                      Separation of Employment.  As we discussed, your employment with Synta ended effective March 3, 2014 (the “Separation Date”). From and after the Separation Date, you shall not represent yourself or perform services as an employee of Synta.

2.                                      Resignation from Board of Directors.  As of the Separation Date, you resigned from your position as a member of the Board of Directors of Synta and any other positions on which you served with respect to Synta and its subsidiaries and affiliates. Following the Separation Date, you shall not represent yourself or perform services as a director of Synta or any such subsidiary or affiliate.

3.                                      Separation Benefit.  In exchange for the promises and covenants contained herein, including but not limited to your release of claims, Synta agrees to provide you with the following:

(a)                                 Severance Pay.  Synta shall provide you with payment of an amount equal to twenty four (24) months of your current base salary (i.e., a total of $1,040,000), less applicable federal, state, local and other employment-related deductions, made in equal installments pursuant to Synta’s normal payroll practices over the 24 months following the Effective Date.

(b)                                 Vesting of Options and Extension of Exercise Period. Synta shall accelerate the vesting of your unvested options under Synta’s 2001 Stock Plan and 2006 Stock Plan (the “Plans”) and the Stock Option Agreements executed by you pursuant thereto, such that your options to purchase a total of 1,254,800 shares of Synta common stock subject to the Plans and the Stock Option Agreements shall be vested and exercisable as of the Effective Date (the “Vested Options”), and further Synta shall extend the exercise period of the Vested Options under the Stock Option Agreements to the earlier of June 30, 2016 or the expiration date of the applicable Vested Option as set forth in the Stock Option Agreement.  The acceleration of vesting of options may cause certain options currently deemed to be incentive stock options (“ISOs”) taxable in accordance with Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to be automatically converted into non-qualified stock options which are taxable upon exercise.  In addition, any ISOs exercised more than three months after the Separation Date shall automatically be converted into non-qualified stock options. You further acknowledge and agree that the Company does not guarantee or make any representations regarding the tax consequences or tax treatment of the Vested Options.  Except as modified herein, the terms and conditions of the Plans and the Stock Option Agreements are incorporated herein by reference and shall survive the signing of this Agreement.

The payments and benefits provided under this section shall be referred to as the “Separation Benefit.” You acknowledge and agree that the Separation Benefit is not otherwise due or owing to you under any Synta policy or practice. You further acknowledge that except for the Separation Benefit, your final wages, any accrued but unused vacation, and any properly incurred but not yet reimbursed business expenses (each of which shall be paid or reimbursed, as the case may be, in accordance with Synta’s regular payroll practices and applicable law), you are not now and shall not in the future be entitled to any other compensation from Synta including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, equity, stock, stock options, paid time off, or any other form of compensation or benefit.

4.                                      Unemployment Benefits.  By virtue of your separation of employment, you shall be entitled to apply for unemployment benefits.  The determination of your eligibility for such benefits shall be made by the appropriate state agency pursuant to applicable state law. Synta agrees that it shall not contest any claim for unemployment benefits by you.  Synta, of course, shall not be required to falsify any information.

5.                                      Cooperation.  Through September 3, 2014, you shall cooperate fully with Synta in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation: (a) being available upon reasonable notice to meet with Synta regarding matters in which you have been involved (including contract matters or audits); (b) assisting Synta in transitioning your job duties to other Synta personnel or contractors; (c) assisting with any audit, inspection, proceeding or other inquiry by a private or public entity; and (d) as requested by Synta, assisting in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Synta (including claims or actions against its affiliates and its and their officers and employees), including acting as a witness, providing affidavits, and preparing for, attending and participating in any legal proceeding (including depositions, consultation, discovery or trial) in connection with such claim or action.  You shall be reimbursed for any reasonable out-of-pocket costs and expenses approved in advance by Synta and incurred in connection with providing such cooperation under this section.

6.                                      Confidentiality, Return of Property, Non-Disparagement; Related Matters.  You expressly acknowledge and agree to the following:

(a)                                 You shall adhere to the April 18, 2005 letter agreement between you and Synta regarding confidential information, intellectual property, and non-competition and non-solicitation (the “Non-Disclosure and Non-Competition Agreement”), the terms of which are incorporated herein and shall survive the signing of this Agreement.  Notwithstanding the foregoing, the Company agrees that the noncompetition covenant in Section 1(a)(ii) of the Non-Disclosure and Non-Competition Agreement shall apply only to the research, development, manufacture, distribution and/or sale of Hsp90 Inhibition and Hsp90-Inhibitor Drug Conjugates, with the remaining covenants in the Non-

Disclosure and Non-Competition Agreement (including but not limited to those pertaining to confidential information, intellectual property, and non-solicitation) remaining in effect pursuant to their respective terms.

(b)                                 You shall promptly return to Synta all Synta documents (and any copies thereof), equipment and property, and shall abide by any and all common law and statutory obligations relating to protection of Synta’s trade secrets and confidential and proprietary information.

(c)                                  You shall not make any statements that are disparaging about Synta or its officers, directors, products, services or financial condition.

(d)                                 A material breach of any provision of this section shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Synta, shall entitle Synta to recover the Separation Benefit provided to you under this Agreement.

7.                                      Your Release of Claims.

(a)                                 Release.  You agree and acknowledge that by signing this Agreement and accepting the Separation Benefit, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against Synta(1)/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Synta seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs), for any alleged action, inaction or circumstance existing or arising through the Separation Date. Without limiting the generality of the foregoing, you specifically waive and release Synta from any waivable claim arising from or related to your employment relationship with Synta including, without limitation:

(i)                                    Claims under any Massachusetts or any other state or federal statute, regulation or executive order (as amended) relating to employment,  discrimination, fair employment practices, or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the Massachusetts Fair Employment Practices Statute (M.G.L. c. 151B § 1 et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93 §102), the Massachusetts Civil Rights Act (M.G.L. c. 12 §§ 11H & 11I), and any similar Massachusetts or other state or federal statute.

(ii)                                Claims under any Massachusetts or any other state or federal statute, regulation or executive order (as amended) relating to wages, hours or other terms and conditions of employment, including but not limited to the National Labor Relations Act (29 U.S.C. § 151 et seq.),

(1)                                 For purposes of this section, “Synta” means Synta Pharmaceuticals Corp. and its divisions, affiliates, subsidiaries and related entities, and its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns.

the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Massachusetts Wage Act (M.G.L. c. 149 § 148 et. seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1 et. seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149 § 105A), and any similar Massachusetts or other state or federal statute.  Please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay).

(iii)                            Claims under any Massachusetts or any other state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

(iv)                           Claims under any Massachusetts or any other state or federal statute, regulation or executive order (as amended through the Separation Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002 and any similar Massachusetts or other state or federal statute.

(v)                                 Any other Claim arising under other state or federal law.

(b)                              Release Limitation.  Notwithstanding the foregoing, this section does not:

(i)                                    release Synta from any obligation expressly set forth in this Agreement;

(ii)                                waive or release any legal claims which you may not waive or release by law, including but not limited to obligations under workers’ compensation laws;

(iii)                            prohibit you from challenging the validity of this release under federal or state law;

(iv)                             prohibit you from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency; or

(v)                                 prohibit you from participating in any investigation or proceeding conducted by the EEOC or similar state agency.

Please note, however, that your waiver and release are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim, including those raised through a charge with the EEOC or similar state agency, except those which cannot be released under law. Accordingly, nothing in this section shall be deemed to limit Synta’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim.

(c)                                   Acknowledgement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Separation Benefit provided to you under the terms of this Agreement.

8.                                      ADEA/OWBPA Review and Revocation Period.  You and Synta acknowledge that you are over the age of 40 and that you, therefore, have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age.  It is Synta’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement.  To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.  Consistent with the provisions of the ADEA and OWBPA, Synta also is providing you with twenty one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to Keith R. Gollust, Chairman, Board of Directors, Synta Pharmaceuticals Corp., 45 Hartwell Avenue, Lexington, MA 02421. You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7-day period) a notice of rescission at the above-referenced address.

9.                                      Taxes and Withholdings.  The Separation Benefit provided under this Agreement shall be reduced by all applicable federal, state, local and other deductions, taxes, and withholdings. Synta does not guarantee the tax treatment or tax consequences associated with any payment or benefit under this Agreement, including but not limited to consequences related to Section 409A of the Code.

10.                               Modification; Waiver; Severability.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of Synta to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of Synta’s right to seek enforcement of such provision in the future.  The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

11.                               Choice of Law and Venue; Jury Waiver.  This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles.  You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts.

12.                               Entire Agreement.  You acknowledge and agree that this Agreement, along with the specific agreements that are expressly incorporated herein by reference and stated as surviving the signing of this Agreement, supersede any and all prior or contemporaneous oral and written agreements between you and Synta, and set forth the entire agreement between you and Synta.

13.                               Knowing and Voluntary Agreement.  By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither Synta nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.  If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Keith R. Gollust, Chairman, Board of Directors,  Synta Pharmaceuticals Corp., 45 Hartwell Avenue, Lexington, MA 02421. If Synta does not receive your acceptance within twenty-one (21) days, the Agreement shall terminate and be of no further force or effect.

Sincerely,

SYNTA PHARMACEUTICALS CORP.

		By:	/s/ Keith R. Gollust
Keith R. Gollust
Chairman, Board of Directors

		Dated:	March 20, 2014

Agreed and Acknowledged:

/s/ Safi R. Bahcall, Ph.D.
Safi R. Bahcall, Ph.D.

Dated:	March 19, 2014